EXHIBIT 99




             FIRST CITIZENS REPORTS EARNINGS FOR FIRST QUARTER 2003


COLUMBIA, S.C., April 30, 2003 - First Citizens Bancorporation of South Carolina, Inc. (OTCBB-"FCBN") reports consolidated net income for the quarter ending March 31, 2003, of $9.96 million compared to $11.17 million for the corresponding quarter of 2002. Craig Nix, Chief Financial Officer stated,
"while we are still producing solid earnings, our primary challenge from an earnings standpoint is margin compression because of interest rates hovering at 40 year lows."

Total deposits as of March 31, 2003 were $3.35 billion compared to $3.12 billion as of March 31, 2002. Gross loans as of March 31, 2003 were $2.41 billion compared to $2.23 billion as of March 31, 2002.

Noninterest income was $13.21 million during the first quarter of 2003, an increase of $2.00 million over the same period of 2002. The increase was primarily due to an increase in fee income and increased mortgage banking income.

Noninterest expense was $32.08 million during the first quarter of 2003, an increase of $2.84 million over the same period of 2002. The majority of the increase was due to an increase in the number of employees related to expanding lines of business and an increase in insurance and pension costs.

At its meeting held today, the Board of Directors of First Citizens Bancorporation of South Carolina, Inc. declared a first quarter common stock dividend of $0.25 per share for shareholders of record as of May 15, 2003, payable May 23, 2003.

First Citizens Bank offers services in commercial and retail banking through its 144 offices in South Carolina. First Citizens Bancorporation of South Carolina, Inc. is the parent company of First Citizens Bank and Trust Company of South Carolina, The Exchange Bank of South Carolina, Inc. and Citizens Bank. The
Exchange Bank operates four offices in South Carolina; Citizens Bank operates two offices in Georgia. As of March 31, 2003, First Citizens Bancorporation had total consolidated assets of $3.88 billion. For more information, visit the First Citizens web site at fcbsc.com.

CONDENSED STATEMENTS OF INCOME
(THOUSANDS, EXCEPT SHARE DATA; UNAUDITED)                 Three months ended March 31,
                                                              2003            2002
Interest income                                          $      47,917   $      52,966
Interest expense                                                12,632          17,234
Net interest income                                             35,285          35,732
Provision for loan losses                                          938             889
Net interest income after provision for loan losses             34,347          34,843
Noninterest income                                              13,206          11,198
Noninterest expense                                             32,083          29,245
Income before income taxes                                      15,470          16,796
Income taxes                                                     5,507           5,627
Net income                                               $       9,963   $      11,169
Net income per share                                     $       10.91   $       12.07
Cash dividends per share                                 $        0.25   $        0.25
Profitability information (annualized):
Return on average assets                                          1.05%           1.24%
Return on average equity                                         13.05           16.41
Taxable-equivalent net yield on interest-earning assets           4.09            4.38

CONDENSED BALANCE SHEET
(THOUSANDS, EXCEPT SHARE DATA; UNAUDITED)

                                             March 31,    December 31,    March 31,
                                               2003           2002          2002
Cash and due from bank                      $  153,078   $     165,747   $  145,881
Federal funds sold                             236,324         121,626      205,400
Investment securities                          913,207         915,870      939,100
Loans                                        2,413,477       2,415,396    2,229,677
Reserve for loan losses                        (43,304)        (43,305)     (39,722)
Other assets                                   212,181         212,542      202,035
Total assets                                $3,884,933   $   3,787,876   $3,682,371

Deposits                                    $3,345,630   $   3,276,008   $3,121,244
Other liabilities                              228,684         208,284      285,095
Shareholders' equity                           310,619         303,584      276,032
Total liabilities and shareholders' equity  $3,884,933   $   3,787,876   $3,682,371
Book value per share                        $   338.13   $      329.67   $   296.46

SELECTED AVERAGE BALANCES
(DOLLARS IN THOUSANDS; UNAUDITED)    Three months ended March 31,
                                        2003             2002
Total assets                       $     3,841,330  $     3,645,157
Investment securities                      911,516          907,811
Loans                                    2,406,547        2,240,332
Interest-earning assets                  3,528,659        3,338,321
Deposits                                 3,306,430        3,075,508
Interest-bearing liabilities             2,930,542        2,835,631
Shareholders' equity               $       309,582  $       276,086

CAPITAL INFORMATION
(DOLLARS IN THOUSANDS; UNAUDITED)  March 31,   December 31,   March 31,
                                      2003         2002          2002
Tier 1 capital ratio                   12.14%         11.76%      11.78%
Total capital ratio                    13.40          13.01       13.03
Leverage capital ratio                  8.01           7.91        7.45


CONTACT: Craig L. Nix of First Citizens Bancorporation of South Carolina, Inc. at 803-733-2659